Exhibit 2.1

STOCK PURCHASE AGREEMENT by and between CRC INDUSTRIES, INC. and INTELLIGENT SYSTEMS CORPORATION

Dated as of March 31, 2015

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Exhibits

2.2(ix)	Form of New ChemFree Lease
2.2(xii)	Transition Services Agreement

STOCk PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 31, 2015, by and between CRC Industries, Inc., a Pennsylvania corporation (“Buyer”) and Intelligent Systems Corporation, a Georgia corporation (the “Seller”).

RECITALS

A.     ChemFree Corporation, a Georgia corporation (the “Company”) has issued and outstanding 100,000 shares of common stock, no par value (the “Common Stock”), and no other equity securities. All of the Common Stock is owned by the Seller.

B.     Buyer desires to purchase and the Seller desires to sell all of the Common Stock, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1.      Purchase of Common Stock. At the Closing referred to in Section 2.1 below, the Seller will sell and assign to Buyer, and Buyer will purchase from the Seller, one hundred percent (100%) of the shares of Common Stock, free and clear of all Encumbrances (as defined in Section 3.3 hereof).

1.2.      Purchase Price Payment.

(a)     Purchase Price. The aggregate purchase price for all of the shares of Common Stock shall be an amount equal to Twenty One Million Six Hundred Thousand Dollars ($21,600,000) (the “Base Purchase Price”), subject to the adjustments set forth in Sections 1.3, 1.4, and 11.6 hereof (the “Aggregate Purchase Price”). The Aggregate Purchase Price (as adjusted pursuant to Section 1.3) minus the Escrow Amount (as defined in paragraph (b) below) is referred to herein as the “Closing Date Cash Purchase Price.”

(b)     Payments. At the Closing and subject to Sections 1.2(d) below, Buyer shall (i) deliver the amount of Three Million Three Hundred Thousand Dollars ($3,300,000) of the Aggregate Purchase Price (the “Escrow Amount”) to be held pursuant to Section 1.2(c) hereof and (ii) pay to the Seller the Closing Date Cash Purchase Price by wire transfer of immediately available funds to the account that has been designated by the Seller to Buyer at least three (3) days prior to the Closing.

(c)     Escrow. At the Closing, Buyer shall deliver to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), the Escrow Amount by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent for this purpose (the “Escrow Account”). The Escrow Amount will be held in escrow in the Escrow Account and distributed in accordance with the terms and conditions of the Escrow Agreement (the “Escrow Agreement”), which shall provide, among other things, that (i) the Escrow Amount will be available to satisfy any amounts owed by the Seller to Buyer under this Agreement, (ii) within twelve (12) business days after the Final Closing Statement becomes final and binding on the parties, any amounts remaining in the Escrow Account not subject to a claim pursuant to the Escrow Agreement in excess of Two Million Two Hundred Thousand Dollars ($2,200,000) (plus the associated interest accrued thereon) after giving effect to any payments made or to be made from the Escrow Account prior to such date shall be distributed to the Seller, and (iii) any amounts remaining in the Escrow Account and not subject to a claim pursuant to the Escrow Agreement after eighteen (18) months from the Closing Date shall be distributed to the Seller. All disbursements from the Escrow Account shall be made in accordance with the terms of the Escrow Agreement.

(d)     Payoff Letters. The Seller shall cause the Company to procure and deliver to Buyer prior to the Closing Date customary debt payoff letters and (if applicable) lien releases, in a form reasonably acceptable to Buyer, with respect to any Debt which by its terms is required to be repaid, or is otherwise being repaid, in connection with the Closing and the consummation of the transactions contemplated hereby.

1.3.      Debt, Working Capital and Cash Estimates.

(a)     No less than three (3) business days prior to the Closing Date, the Seller shall have delivered to Buyer good faith estimates of Debt (“Estimated Debt”), Working Capital (“Estimated Working Capital”) and Cash (“Estimated Cash”), in each case as of the close of business on the Closing Date, together with a statement of the calculation of Estimated Debt, Estimated Working Capital and Estimated Cash, which shall be determined in good faith in accordance with GAAP Consistently Applied and the requirements of this Agreement, which calculation shall be reasonably satisfactory to Buyer.

(b)     The Aggregate Purchase Price shall be decreased dollar for dollar by the amount of Estimated Debt.

(c)     The Aggregate Purchase Price shall be (x) increased by the amount, if any, by which Estimated Working Capital exceeds Target Working Capital or (y) decreased by the amount, if any, by which Target Working Capital exceeds Estimated Working Capital.

(d)     The Aggregate Purchase Price shall be increased or decreased, if Estimated Cash is a negative amount, dollar for dollar by the amount of Estimated Cash.

1.4.      Closing Statement; Adjustment to Purchase Price.

(a)     Within sixty (60) days (or such other period to which Buyer and the Seller may agree in writing) after the Closing Date, Buyer shall cause to be prepared and shall deliver to the Seller a statement (the “Closing Statement”) setting forth in reasonable detail (i) Debt as of the close of business on the Closing Date (“Closing Date Debt”), (ii) Working Capital as of the close of business on the Closing Date (“Closing Working Capital”), (iii) Cash as of the close of business on the Closing Date (“Closing Cash”) and (iv) any proposed adjustment to the Aggregate Purchase Price in accordance with Section 1.4(c). The Closing Statement shall be accompanied by a certificate signed by Buyer to the effect that the Closing Statement has been prepared in good faith in accordance with the provisions of this Section 1.4.

The Seller and Buyer agree that they will, and will use reasonable efforts to cause their respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Cash, Closing Working Capital and Closing Date Debt and in the conduct of the reviews and dispute resolution process referred to in this Section 1.4.

(b)     During the thirty (30) day period following the Seller’s receipt of the Closing Statement, the Seller and its independent accountants shall at the Seller’s expense be permitted to review the working papers of Buyer and Buyer’s independent accountant (the “Independent Accountant”) relating to the Closing Statement; provided, that in order to review the Independent Accountant’s working papers, the Seller and its independent auditors shall execute any releases, waivers or indemnities customarily required by the Independent Accountant in connection therewith. The Closing Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless the Seller gives written notice of its disagreement with the Closing Statement complying with this Section 1.4 (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation as shall be prepared by the Seller, (ii) include only disagreements based on mathematical errors or based on Closing Date Debt, Closing Working Capital or Closing Cash not being calculated in accordance with this Section 1.4 and (iii) include the proposed adjustment to the Aggregate Purchase Price in accordance with Section 1.4(c) based solely on disagreements permitted in Section 1.4(b)(ii). The Seller shall be deemed to have agreed with all items and amounts included in the Closing Statement except such items that are specifically disputed in the Notice of Disagreement.

During the thirty (30) day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such other period to which Buyer and the Seller may agree in writing, the Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such thirty (30) day period (or such other period to which Buyer and the Seller may agree in writing), the Seller and Buyer have not so resolved such differences, the Seller and Buyer shall submit the dispute for resolution to an independent accounting firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the Seller and Buyer in writing. The Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Arbiter, or such other period to which Buyer and the Seller may agree in writing. The Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter shall be limited to only such items validly included in the Closing Statement that the Seller has disputed in the Notice of Disagreement. The Arbiter shall determine, based solely on presentations by Buyer and the Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare the Final Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Date Debt, Closing Working Capital, Closing Cash and Final Adjustment Amount which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter shall: (x) be bound by the principles set forth in this Section 1.4, (y) limit its review to matters specifically set forth in the Notice of Disagreement, and (z) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter shall be borne (i) by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted and (ii) by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. If the dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which the Seller has taken exception in the Notice of Disagreement. The fees and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by the Company or Buyer, and the fees and expenses of the Seller’s independent accountants incurred in connection with its review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by the Seller.

(c)     Upon the determination of Final Debt, Final Working Capital and Final Cash, the Aggregate Purchase Price shall be further adjusted as follows:

(i)     in the event Estimated Debt exceeds Final Debt, the Aggregate Purchase Price shall be increased dollar for dollar by such excess amount;

(ii)     in the event Final Debt exceeds Estimated Debt, the Aggregate Purchase Price shall be decreased dollar for dollar by such excess amount;

(iii)     in the event Estimated Working Capital exceeds Final Working Capital, the Aggregate Purchase Price shall be decreased dollar for dollar by such excess amount;

(iv)     in the event the Final Working Capital exceeds Estimated Working Capital, the Aggregate Purchase Price shall be increased dollar for dollar by such excess amount; and

(v)     in the event Estimated Cash exceeds Final Cash, the Aggregate Purchase Price shall be decreased dollar for dollar by such excess amount; and

(vi)     in the event Final Cash exceeds Estimated Cash, the Aggregate Purchase Price shall be increased dollar for dollar by such excess amount.

(d)     The cumulative net adjustment to the Aggregate Purchase Price pursuant to (i) through (vi) of Section 1.4(c) hereof, whether positive or negative, is the “Final Adjustment Amount.” Within ten (10) business days after the Final Closing Statement becomes final and binding upon the parties, (i) if the net effect pursuant to this Section 1.4 is an increase in the Aggregate Purchase Price, Buyer shall make, or cause to be made, a cash payment to the Seller, to an account or accounts designated in writing by the Seller, and (ii) if the net effect pursuant to this Section 1.4 is a decrease in the Aggregate Purchase Price, Buyer and the Seller shall instruct the Escrow Agent that a distribution shall be made from the Escrow Account to Buyer, to an account designated in writing by Buyer, in either case under clause (i) or (ii) of this Section 1.4(d), by wire transfer of immediately available funds of the amount of such Final Adjustment Amount, provided, that to the extent the Final Adjustment Amount payable pursuant to clause (ii) exceeds One Million One Hundred Thousand Dollars ($1,100,000), the balance shall be delivered in cash by the Seller to Buyer.

1.5.      338(h)(10) Election.

(a)     Upon the request of Buyer, the Seller shall join, or shall cause its affiliates to join, with Buyer in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Company. Any such request shall be made by Buyer in writing no later than 150 days after the Closing Date. For the purpose of making the Section 338(h)(10) Election for federal income tax purposes, the Seller has delivered to Buyer an executed original IRS Form 8023 as of the date hereof, but in the event Closing takes place at a later date than the date of this Agreement, the Seller shall deliver to Buyer such Form (or successor form) and all similar state tax forms requested by Buyer no later than the Closing Date. If no Section 338(h)(10) Election is to be made, the IRS Form 8023 will be returned to the Seller within 151 days after the Closing Date. If a Section 338(h)(10) Election is to be made, Buyer will file the IRS Form 8023 with the IRS at least 30 days prior to the due date of such form, provided all information and any additional executed forms required to make the Section 338(h)(10) Election are timely provided to Buyer, and Buyer will provide the Seller a copy of such filing. In the event Buyer does not request that the Seller join in making the Section 338(h)(10) Election, Sections 1.5(b)-1.5(d) shall not apply.

(b)     Buyer shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election. In addition to the IRS Form 8023, the Seller shall timely deliver information reasonably requested by Buyer to prepare forms and documents required to effectuate the Section 338(h)(10) Election and the Seller shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 90 days prior to the date such Section 338(h)(10) Election is required to be filed.

(c)     Buyer and the Seller shall file, and shall cause their affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable tax laws.

(d)     Within 30 days after notifying the Seller of its intent to make a Section 338(h)(10) Election, Buyer shall provide to the Seller a statement for its review and consent within 30 days of receipt, which consent shall not be unreasonably withheld, prepared on an IRS Form 8883 (or successor form) (the “338(h)(10) Allocation Statement”) allocating for tax purposes the Aggregate Purchase Price (as adjusted by this Agreement) and any other amounts required to be treated as consideration among the assets of the Company. Buyer and the Seller shall prepare and file all Tax Returns and reports of Buyer, the Seller, and their respective subsidiaries consistently with the 338(h)(10) Allocation Statement.

1.6.      ABS Adjustment.

(a)     Within thirty (30) days after final determination of the Company’s royalty obligations payable to Advanced Bioremediation Systems, Inc. pursuant to the ABS Arbitration Award Agreement on or after the Closing Date, Buyer shall cause to be prepared and shall deliver to the Seller a statement (the “ABS Royalty Statement”) setting forth in reasonable detail the aggregate amounts owed by the Company under the ABS Arbitration Award Agreement (the “Final ABS Royalty Amount”).

(b)     The Seller and Buyer agree that they will, and will cause their respective agents and representatives to, cooperate and assist in the preparation of the ABS Royalty Statement and the calculation of the Final ABS Royalty Amount. The ABS Royalty Statement will be subject to the same notice and dispute procedures as apply to the Closing Statement under Section 1.4(b) hereof.

(c)     Within ten (10) business days after the Final ABS Royalty Amount becomes final and binding upon the parties, (i) if the Final ABS Royalty Amount is less than the Estimated ABS Royalty Amount, Buyer shall make a cash payment to the Seller equal to the amount by which the Final ABS Royalty Amount is less than the Estimated ABS Royalty Amount, to an account or accounts designated in writing by the Seller, and (ii) if the Final ABS Royalty Amount is greater than the Estimated ABS Royalty Amount, the Seller shall make a cash payment to Buyer equal to the amount by which the Final ABS Royalty Amount is greater than the Estimated ABS Royalty Amount, to an account designated in writing by Buyer, in either case under clause (i) or (ii) of this Section 1.6(c), by wire transfer of immediately available funds.

ARTICLE II
CLOSING

2.1.      Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 9:30 a.m. ET on the date hereof, or at such other place, time or date as Buyer and the Seller may agree in writing (such time and date being referred to herein as the “Closing Date”). For financial accounting purposes, the Closing shall be deemed to have become effective as of the close of business on the Closing Date.

2.2.      Closing Deliveries.

(a)     Deliveries by Buyer to the Seller. At the Closing, Buyer shall deliver or cause to be delivered the following to the Seller:

(i)     the Closing Date Cash Purchase Price in accordance with Section 1.2(b), subject to the terms and conditions hereof;

(ii)     the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii)     the Ancillary Agreements (as defined in Section 12.3 hereto) to which Buyer is a party, duly executed by Buyer.

(b)     Deliveries by the Seller to Buyer. At the Closing, the Seller shall deliver or cause to be delivered the following to Buyer:

(i)     certificates representing all of the shares of Common Stock, duly endorsed for transfer by the Seller or accompanied by duly executed stock powers of the Seller, free and clear of all Encumbrances;

(ii)     the Ancillary Agreements to which the Company or the Seller is a party, duly executed by the Company or the Seller, as the case may be;

(iii)     the consents, approvals, authorizations, exemptions and waivers from governmental agencies or third parties set forth on Schedule 2.2 of the Disclosure Schedules;

(iv)     if not previously delivered, the executed IRS Form 8023 (or successor form) required to be delivered pursuant to Section 7.2 hereof;

(v)     if not previously delivered, the “FIRPTA” certificate required to be delivered pursuant to Section 7.5 hereof;

(vi)     an Officer’s Certificate of the Company certifying (A) true, complete and correct copies of each of the Company’s articles of incorporation and bylaws, (B) true and correct copies of each resolution of its board of directors approving any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby, and (C) certificates of good standing of the Company from the State of Georgia and any other state in which the Company is qualified to do business as a foreign corporation;

(vii)     evidence of cancellation, effective as of the Closing Date, upon terms reasonably acceptable to Buyer, of (a) the Existing ChemFree Lease and (b) all intercompany loans between the Seller and the Company;

(viii)     the New ChemFree Lease duly executed by the Company and ISC Properties, LLC;

(ix)     evidence reasonably acceptable to Buyer of the Company’s release from its obligations under the Loan Agreement, dated October 1, 2003, by and between the Seller and Fidelity Bank (f/k/a Fidelity National Bank) (the “Loan Agreement”), and as subsequently amended by the First Modification to Loan Documents, dated September 1, 2004, to add QS Technologies, Inc., Visaer, Inc., Corecard Software, Inc. and the Company as parties to the Loan Agreement.

(x)     The Escrow Agreement, duly executed by the Seller;

(xi)     a Transition Services Agreement in the form attached hereto as Exhibit 2.2(xii);

(xii)     copies of all formulas, schematics and source code for the Products; and

(xiii)     such other agreements, certificates and documents as may be reasonably requested by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Buyer as follows:

3.1.      Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of the Seller, and no other corporate or stockholder proceedings are necessary to authorize this Agreement or for the Seller to consummate the transactions contemplated hereby. This Agreement has been, and each Ancillary Agreement to which the Seller is a party will be, duly and validly executed and delivered by the Seller, and constitutes, and will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms.

3.2.      No Conflict. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule or regulation to which the Seller is subject, (x) violate any order, judgment or decree applicable to the Seller, (y) violate any provision of the articles of incorporation, bylaws or other governance documents of the Seller or (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property, whether tangible or intangible, or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which the Seller is a party or by which the Seller may be bound or affected, except for any such violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.3.      Ownership. The Seller is the beneficial and record owner of one hundred percent of the Common Stock, free and clear of all liens, security interests, security agreements, conditional sale or other title retention agreements, leases, pledges, equities, proxies, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, assessments, attachments, licenses, options or title defects of any kind whatsoever, or any agreement to give any of the foregoing (the “Encumbrances”). The Seller has all requisite legal right, power and authority to transfer the shares of Common Stock. Upon consummation of the transactions contemplated hereby, Buyer will acquire from the Seller good and marketable title to the shares of Common Stock, free and clear of any Encumbrances.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SELLER REGARDING THE COMPANY

The representations and warranties set forth below are modified by the information set forth in the disclosure schedules delivered by the Seller to Buyer herewith (the “Disclosure Schedules”) to the extent that (i) a particular Disclosure Schedule is specifically referenced in the section or subsection containing the representation and warranty to be modified or (ii) it is reasonably apparent on the face of the disclosure in a Disclosure Schedule that such disclosure is applicable to representations and warranties in another section or subsection hereof. Subject to the foregoing, the Seller represents and warrants to Buyer as follows:

4.1.      Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has all requisite corporate power and authority to carry on its business as it now is being conducted and to execute, deliver and perform the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 4.1 of the Disclosure Schedules, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True and complete copies of the articles of incorporation, bylaws and other governance documents of the Company, all as amended to date, if applicable, have been previously delivered to Buyer.

4.2.      Authority. The execution, delivery and performance by the Company of the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Seller and the Company. Each Ancillary Agreement to which the Company is a party has been, and will be, duly and validly executed and delivered by the Company, to the extent a party thereto, and constitutes, and will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

4.3.      No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or the Seller is a party, and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule or regulation to which the Company is subject, (x) violate any order, judgment, or decree applicable to the Company, (y) violate any provision of the articles of incorporation, bylaws or other governance documents of the Company or (z) except as disclosed on Schedule 4.3 of the Disclosure Schedules, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property, whether tangible or intangible, or give to others any interests or rights therein under, any governmental or other permits, registrations, certificates, certifications, exemptions, licenses, approvals or authorizations or any indenture, deed of trust, mortgage, loan or credit agreement, contract, lease, or other agreement, instrument or commitment to which the Company is a party or by which the Company may be bound or affected, except for any such violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not (i) materially hinder or impair the ability of the Company or the Seller to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby or (ii) be material to the business of the Company.

4.4.      Capitalization; Ownership. Seller is the sole owner of all of the authorized and outstanding equity securities of the Company. The shares of Common Stock owned by the Seller represent all of the issued and outstanding equity securities of the Company, and all of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Seller or the Company, and were issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations. There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on any shares of Common Stock, other than Encumbrances created by Buyer.

4.5.      Subsidiaries.

(a)     The Company does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

4.6.      Financial Statements; Undisclosed Liabilities.

(a)     The books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions in accordance with GAAP. The unaudited balance sheets of the Company for the years ended December 31, 2014, 2013 and 2012 and the related unaudited statements of income have been delivered to Buyer and (i) were prepared in accordance with GAAP (except for the absence of footnotes and other year-end adjustments that are neither individually nor in the aggregate material), and (ii) present fairly in all material respects the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended in accordance with GAAP. The unaudited balance sheet of the Company as at December 31, 2014 and the unaudited statement of income of the Company for the year ended December 31, 2014 are each attached as Schedule 4.6.1 of the Disclosure Schedules (the “Balance Sheet”).

(b)     The Company has no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability on the Balance Sheet, (b) current liabilities incurred in the ordinary course of business after December 31, 2014 consistent with past practice (c) obligations under Contracts listed on Schedule 4.13.1 of the Disclosure Schedules or not required by the terms of Section 4.13 to be listed thereon, and (d) liabilities disclosed on Schedule 4.6.2 of the Disclosure Schedules.

4.7.      Absence of Certain Changes or Events. Except as set forth on Schedule 4.7 of the Disclosure Schedules, since December 31, 2014, the Company and the Seller have conducted the business of the Company only in the ordinary course consistent with past practice and there has been no Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.7 of the Disclosure Schedules, since December 31, 2014, the Company has not (a) purchased or redeemed any of its securities (including shares of Common Stock), or granted or issued any option, warrant or other right to purchase or acquire any such securities, (b) paid, cancelled, incurred, waived, settled, discharged or satisfied any Debt, claim, action, liability or other obligation (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business consistent with past practice, (d) granted any increase in the salaries or other compensation or benefits payable or to become payable to, or any advance or loan to the Seller or any current or former officer, director, employee or independent contractor of the Company (other than increases in base salary for employees other than officers not in excess of five percent (5%) per employee made in the ordinary course of business and consistent with past practice), (e) entered into (or amended) any employment, severance or similar agreement with any current or former director, officer, employee or independent contractor, or hired any new employee (other than to replace a terminated employee) or terminated any employee, (f) adopted, amended or terminated any Benefit Plan or any arrangement that would be a Benefit Plan if it was in effect on the date of this Agreement or failed to make contributions to any Benefit Plan in accordance with its terms and applicable law, (g) suffered any change or, to the knowledge of the Seller or the Company, received any threat of any change in any of its relations with, or any loss or, to the knowledge of the Seller or the Company, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the business of the Company, including any threat made on or prior to the Closing Date of any loss or change which may result from the transactions contemplated by this Agreement, (h) disposed of or failed to keep in effect any rights in, to or for the use of any franchise, license, permit or certificate material to the business of the Company, (i) materially changed the accounting principles, methods or practices of the Company or the business, (j) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property Rights material to the business of the Company, (k) sold, transferred or otherwise disposed of any assets, properties or rights of any of the business of the Company, except inventory sold in the ordinary course of business consistent with past practice, (l) entered into any transaction, agreement or arrangement with the Seller or any director, officer, employee or other affiliate of the Company or any “associates” (as defined in the rules and regulations of the Securities and Exchange Commission) of the Company other than the payment of salaries to employees in the ordinary course of business, (m) changed or modified in any manner its existing capital expenditure policies, procedures and practices, including the deferral of any capital expenditures contemplated by the Company’s current budget or operating plans, (n) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (o) incurred any material damage, destruction, theft, loss or business interruption, (p) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, equity or property) with respect to any securities of the Company (except for distributions of Cash effected prior to the Closing), (q) made, changed or revoked any material Tax election, changed (or made a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or received a ruling, entered into any closing agreement, settlement or compromise of any claim or assessment, in each case, in respect of Taxes, (r) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company, or (s) agreed to do any of (a) through (r) above.

4.8.      Condition of Assets.

(a)     The Company has good and marketable title to all of the assets and properties which the Company purports to own (including those reflected on the Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since December 31, 2014) free and clear of all Encumbrances, except for (i) as set forth on Schedule 4.8.1 of the Disclosure Schedules, (ii) liens for Taxes not yet due and payable and (iii) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company (Encumbrances described in subclauses (ii) and (iii) of this Section 4.8(a) and Encumbrances marked with an asterisk (*) on Schedule 4.8.1 of the Disclosure Schedules being the “Permitted Encumbrances”).

(b)     Except as set forth on Schedule 4.8.2 of the Disclosure Schedules, all material properties and assets used or useful in the operation of the business of the Company, including those reflected on the Balance Sheet, are in good operating condition and repair consistent with their age (except for ordinary wear and tear and routine maintenance in the ordinary course of business), are adequate for the purposes for which they are presently used in the conduct of the Company’s business, are useable in a manner consistent with their current use and comply with applicable laws. The molds, dies and related tooling necessary for the operation of the Company’s business as currently conducted shall not require replacement or significant capital expenditures to maintain in good operating condition and repair for at least the next three (3) years. Except as set forth on Schedule 4.8.2 of the Disclosure Schedules, the properties, assets and rights owned or leased by the Company from non-affiliated third parties, constitute all of the assets, properties and rights necessary for the operation of the Company’s business as currently conducted and as proposed to be conducted, in a manner consistent with their respective current use and will continue to be validly owned or leased by the Company following the consummation of the transaction contemplated by this Agreement.

4.9.      Real Property. The Company does not own, and has not owned any, real property.

4.10.    Leases; Leased Real Property.

(a)     Except as set forth on Schedule 4.10 of the Disclosure Schedules, the Existing ChemFree Lease is the only lease or sublease to which the Company was a party prior to the date of this Agreement. The New ChemFree Lease is the only lease or sublease of real property to which the Company shall be a party after the Closing Date. The Company does not operate and has not operated its business at any location other than 8 Meca Way, Norcross, GA 30093 (the “Georgia Facility”). A true, correct and complete copy of the Existing ChemFree Lease and all amendments, modifications and supplemental agreements thereto has previously been delivered by the Seller or the Company to Buyer. All obligations of the Company under the Existing ChemFree Lease have been satisfied as of the date hereof and the Company shall have no obligations or liabilities under the Existing ChemFree Lease after the Closing Date. There is no current or pending event or circumstance that would permit the termination of the New ChemFree Lease or the increase of any obligations, liabilities or restrictions of the Company under the New ChemFree Lease. The Company is not obligated to pay any leasing or brokerage commission relating to entry into the New ChemFree Lease. No construction, alteration or other leasehold improvement work with respect to the New ChemFree Lease remains to be paid for or to be performed by the Company. The Company has no obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the New ChemFree Lease or otherwise operate its business at the Georgia Facility.

(b)     The Company presently enjoys peaceful and undisturbed possession of the Georgia Facility, sufficient for current use and operations. Neither the Company nor the Seller nor the landlord of the Georgia Facility, has received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or with respect to, or otherwise affecting any portion of, the Georgia Facility. The current use of the Georgia Facility does not violate the Existing ChemFree Lease or the New ChemFree Lease. Except as set forth on Schedule 4.10 of the Disclosure Schedules, the Company is not in violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Georgia Facility or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use. Except as set forth on Schedule 4.10 of the Disclosure Schedules, the Georgia Facility is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Georgia Facility, and neither the Company nor the Seller has received any notice of any violation or claimed violation by any of them of any such laws, rules and regulations with respect to the Georgia Facility which have not been resolved or for which any obligation of the Company remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. Except as set forth on Schedule 4.10 of the Disclosure Schedules, (i) the Georgia Facility is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable laws, rules, regulations, permits, licenses and certificates of occupancy and (ii) the buildings and other improvements at the Georgia Facility are structurally sound and the systems located therein are in good working order and condition.

(c)     The terms and conditions of the New ChemFree Lease are substantially similar to and no less favorable to the Company than the terms and conditions of the Existing ChemFree Lease as of the date hereof; provided, that the Company will be charged for water and sanitary sewer usage under the New ChemFree Lease.

4.11.      Working Capital Assets.

(a)     All of the accounts and notes receivable of the Company (the “Current Receivables”) represent amounts receivable or payable for products actually delivered or services actually provided, have arisen in the ordinary course of business and have been or will be billed and are generally due within sixty (60) days after such billing. All such Current Receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet or the Closing Statement.

(b)     Except as set forth on Schedule 4.11.1 of the Disclosure Schedules, since December 31, 2014, there have not been any write-offs as uncollectible of the Current Receivables, except for write-offs in the ordinary course of business consistent with past practice and not in excess of $25,000 in the aggregate. Schedule 4.11.2 of the Disclosure Schedules sets forth (a) the total amount of Current Receivables outstanding as of February 28, 2015 and (b) the agings of such Current Receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date of invoice.

(c)     Except as disclosed on Schedule 4.11.3 of the Disclosure Schedules, (i) all of the inventories of the Company, including those reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Balance Sheet, (ii) all of the inventories of the Company reflected in the Balance Sheet and all inventories acquired after December 31, 2014 consist of items that are in good operating condition and marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the business of the Company within one (1) year of the Closing Date and at normal profit margins, and all of the raw materials and work in process inventory of the Company reflected on the Balance Sheet and all such inventories acquired after December 31, 2014, can reasonably be expected to be consumed in the ordinary course of business within one (1) year of the Closing Date, and (iii) none of the inventory of the Company is obsolete or slow moving except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date and reflected in the Closing Statement.

4.12.      Intellectual Property.

(a)     Schedule 4.12.1 of the Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks and material unregistered Trademarks, (iii) registered Copyrights, and (iv) domain names, included in Company Intellectual Property Rights, including in each case any issued patent or other Intellectual Property Rights registration that has expired, within the last six (6) years, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration.

(b)     Each of the Company Intellectual Property Rights required to be identified in Schedule 4.12.1 of the Disclosure Schedules (i) is held and/or recorded in the name of the Company, to the knowledge of the Seller is in full force and enforceable, has been duly applied for and registered in accordance with applicable law; (ii) has no unsatisfied past or outstanding maintenance or renewal obligation; and (iii) has not been and is not involved in any opposition, cancellation, interference, reissue, reexamination or other similar proceeding. With respect to the Company Intellectual Property Rights that has been assigned to the Company, all assignments have been duly recorded with the appropriate governmental authority in accordance with applicable law.

(c)     Except as set forth in Schedule 4.12.2 of the Disclosure Schedules, the Company is the sole owner of the Company Intellectual Property Rights, free and clear of all Encumbrances (other than the licenses granted by the Company and set forth in Schedule 4.13.1(m) of the Disclosure Schedules and non-exclusive licenses granted by Company (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers), adverse claims, options, or other restrictions, or any requirement of any past (if outstanding), present or future royalty payments. The Company Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Company under the licenses listed in Schedule 4.13.1(m) of the Disclosure Schedules, constitute all of the Intellectual Property Rights used in and necessary to conduct and operate the business as currently conducted (other than off-the-shelf software licensed under shrink wrap agreements for which Company pays less than $5,000 in licensing or other fees per software title per annum.

(d)     To the knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not (i) result in the loss, forfeiture, termination, license, or impairment of, or give rise to a right to limit, terminate, or consent to the continued use of any Company Intellectual Property Rights or any agreement required to be listed in Schedule 4.13.1(m) of the Disclosure Schedules and (ii) result in the license or assignment of any Intellectual Property rights of Buyer. The Company has not received any written communication alleging that any Company Intellectual Property Rights or any agreement required to be listed in Schedule 4.13.1(m) of the Disclosure Schedules are invalid or unenforceable, or challenging the Company’s ownership of or right to use any such rights, and to the knowledge of the Seller there is no basis for any such claim.

(e)     Except as set forth on Schedule 4.12.3 of the Disclosure Schedules, no Company Intellectual Property Rights or any Intellectual Property Rights exclusively licensed to the Company (“Exclusively Licensed Intellectual Property Rights”) are or have been the subject of, any lawsuit, or other judicial, administrative or arbitral proceeding (“Proceeding”) nor is or has the Company been party to any Proceeding relating to the use of Intellectual Property Rights, including without limitation any Proceeding involving any claim that the Company infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party. All Proceedings involving the Company Intellectual Property Rights or the Company’s Exclusively Licensed Intellectual Property Rights have been finally resolved with prejudice. Except as set forth on Schedule 4.12.2 of the Disclosure Schedules, neither the Company Intellectual Property Rights, Exclusively Licensed Intellectual Property Rights nor the Company is subject to any judicial, administrative or arbitral order, award, decree, injunction, settlement or stipulation (excluding rejections, orders or rulings issues in the context of the application for registration of Company Intellectual Property Rights or Exclusively Licensed Intellectual Property Rights) that bars or limits the use of any Intellectual Property Rights.

(f)     The products and services of the Company as currently offered and as offered in the last six (6) years (including, the use thereof), and the operation of the Company’s business as currently conducted and as conducted in the last six (6) years, to the knowledge of the Seller do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property Rights of any third party. Except as set forth on Schedule 4.12.4 of the Disclosure Schedules, to the knowledge of the Seller, no third party has or is infringing on, misappropriating or otherwise violating any Company Intellectual Property Rights.

(g)     In the last six (6) years, the Company has not received any written cease and desist, invitation to license or other communication alleging, expressly or implicitly, that the Company requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any third party. Except as set forth on Schedule 4.12.2 of the Disclosure Schedules, in the last six (6) years, the Company has not sent any written communication to or asserted or threatened any action or claim against any Person involving or relating to any Company Intellectual Property Rights or Exclusively Licensed Intellectual Property Rights.

(h)     The Company has secured from all inventors, authors and other persons who contributed in the development of any material Company Intellectual Property Rights (“Author” or “Authors”) sole ownership of all of each Author’s right, title and interest in such Company Intellectual Property Rights. Without limiting the foregoing, the Company has secured from all Authors, a written and enforceable agreement that assigns to the Company all rights to their contribution to Company Intellectual Property Rights.

(i)     The Company has taken all commercially reasonable and appropriate steps to protect and maintain all Company Intellectual Property Rights, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by the Company of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. To the extent required by applicable law, contractual commitments of the Company, and any published privacy policies, the Company has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of the Company, customer, employee, personally identifiable information and confidential data (“Company Data”). The Company’s practices with regard to the collection, dissemination and use of Company Data are and have been in accordance in all material respects with applicable laws relating to data protection, contractual commitments of the Company and any published privacy policies. The Company has a written agreement with each third party service provider having access to Company Data requiring compliance with applicable law, contractual commitments of the Company and any published privacy policies. There has been no loss of, or unauthorized access, use, disclosure or modification of any Trade Secret or Company Data.

4.13.      Contracts. Schedule 4.13.1 of the Disclosure Schedules contains a complete and accurate list of all outstanding Contracts (classified (a) through (r), as applicable, based on the definition of Contracts set forth in Section 12.10 hereof). Each such Contract is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth on Schedule 4.13.2 of the Disclosure Schedules, the Company and each of the other parties thereto have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and to the knowledge of the Seller no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Neither the Company nor the Seller has received any written claim from any other party to any Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Without limiting any of the foregoing, (i) the Company has fully complied with all of its rights and obligations under the Cintas Agreement and the Rozone Agreement as those rights and obligations relate to the transactions contemplated by this Agreement and (ii) all of the exclusivity provisions contained in the Cintas Agreement have expired or have been terminated.

4.14.      Litigation. Except as set forth on Schedule 4.14.1 of the Disclosure Schedules, there is, and for the last five (5) years there has been, no action, claim, suit, review, audit, proceeding or investigation in any court or before any governmental agency or authority or arbitrator (“Litigation”) pending or brought by the Company or, to the knowledge of the Seller or the Company, threatened against the Company, any of its properties, assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its officers, directors or employees or any stockholder. Except as set forth on Schedule 4.14.2 of the Disclosure Schedules, the Company is not party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any governmental authority) (“Orders”) with respect to or affecting the properties, assets, personnel or business of the Company, the enforcement of which or compliance with which (a) would have a Material Adverse Effect or (b) could reasonably be expected to affect the (i) validity of this Agreement or its enforceability against the Seller or the Company, (ii) consummation by the Seller or the Company of the transactions contemplated by this Agreement or (iii) compliance by the Seller or the Company with the terms of this Agreement.

4.15.      Compliance with Laws; Permits. The Company has been and is in material compliance with all applicable federal, state, local, foreign and industry laws, rules and regulations currently in effect. Set forth on Schedule 4.15.1 of the Disclosure Schedules are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, approvals and authorizations necessary for the conduct of the business of the Company (“Permits”) as presently conducted or otherwise applicable to the business conducted by it, each of which the Company possesses and will possess immediately after the Closing and each of which is and will be immediately after the Closing in full force and effect in favor of the Company, so as to allow Buyer and the Company to operate and conduct the business of the Company after the Closing Date as the Seller and the Company currently operate such business without interruption, except for failures to so possess or be in effect set forth on Schedule 4.15.2 of the Disclosure Schedules. Except as set forth on Schedule 4.15.3 of the Disclosure Schedules, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of the Seller or the Company, threatened with respect to the Company, by any governmental authority with respect to any alleged (a) violation by the Company of any law, ordinance, rule, regulation or order or (b) failure by the Company to have any Permit required in connection with the conduct of the Company or otherwise applicable to the business conducted by it.

4.16.      Environmental Matters. Except as specifically disclosed on Schedule 4.16.1 of the Disclosure Schedules:

(a)     The Company has conducted and is now conducting its operations, and the Products of the Company have complied and are, in compliance in all material respects with all Environmental Laws. The Company holds and has been and is in compliance in all material respects with all Permits required under Environmental Laws for the conduct of the business of the Company (“Environmental Permits”), all such Environmental Permits are in full force and effect and will remain in full force and effect immediately after the Closing so as to allow Buyer and the Company to operate and conduct the business of the Company after the Closing Date as the Company currently operates such business without interruption. The Company has made or will make before the Closing timely application or notification for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed on or before the Closing to maintain the Environmental Permits in full force and effect up to, through and after the Closing. Schedule 4.16.2 of the Disclosure Schedules lists all Environmental Permits.

(b)     The Company has not in the past nor does the Company presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of (“Manages” or “Management,” as the context requires) Hazardous Substances in quantities or in a manner which requires Environmental Permits, in products that require warnings or in a manner which has caused, causes or could reasonably be expected to cause a Release (as defined in subsection (f) below).

(c)     Neither the Company nor the Seller has received any notice, citation, summons, order or complaint, no penalty against the Company has been assessed or is pending or, to the knowledge of the Seller or the Company, threatened by any third party (including any governmental agency) with respect to (i) the Management, Release or threatened Release of Hazardous Substances by or on behalf of the Company or any of its predecessors, in relation to the past or present operations of the business of the Company, or with respect to exposure to Hazardous Substances, (ii) non-compliance with Environmental Laws or (iii) failure to hold or comply with Environmental Permits. Neither the Company nor the Seller has received, and to their respective knowledge no one else has received, any written request for information, notice of claims, demand or other notification that the Company or the Seller (or any of their respective predecessors) is or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action (“Remediation”) of Hazardous Substances.

(d)     Neither the Georgia Facility nor any property formerly owned, operated or leased by the Company or any of its respective predecessors is listed or proposed for listing on any list maintained by any governmental agency of sites requiring Remediation, and, to the knowledge of the Seller and the Company, no Hazardous Substances generated or Managed by or on behalf of the Company or any of its predecessors has come to be located at any site identified on such list or otherwise requiring Remediation.

(e)     To the knowledge of the Seller and the Company, there are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Georgia Facility or during the time owned, operated or leased by the Company or any of the Company’s predecessors, any property formerly owned, operated or leased by the Company or any of the Company’s predecessors.

(f)     No Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” or “Release,” as the context requires) by the Company or, to the knowledge of the Seller and the Company, by any other Person at, on, about, under or from the Georgia Facility or any property formerly owned, operated or leased by the Company or any of the Company’s predecessors or in connection with the operation of the business of the Company which requires or could reasonably be expected to require Remediation by the Company or in violation of Environmental Laws.

(g)     All Environmental Permits and all material reports and other material documents summarizing environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted in relation to the Company, the Georgia Facility or any property formerly owned, operated or leased by the Company or any of the Company’s predecessors or the operation of their respective businesses in the possession or control of the Seller or the Company have been provided to Buyer.

(h)     To the knowledge of the Seller and the Company, there are no facts or circumstances related to environmental matters concerning the Georgia Facility or any property formerly owned, operated or leased by the Company or any of its predecessors or the operation of the business that could reasonably be expected to lead to any future environmental claims, liabilities, expenses or responsibilities against or of Buyer or the Company, and neither the Seller nor the Company has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions, including, but not limited to, in connection with a Release or Remediation of Hazardous Substances.

4.17.      Employee Benefit Matters.

(a)     Set forth on Schedule 4.17.1 of the Disclosure Schedules is a true and complete list of each Benefit Plan.

(b)     None of the Company, the Seller, any of their respective subsidiaries or any ERISA Affiliate has ever contributed to, or been required to contribute to, or has any liability (contingent or otherwise) with respect to, (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA.

(c)     As applicable with respect to each Benefit Plan, the Company has made available to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (iv) the most recent Internal Revenue Service (“IRS”) determination opinion or advisory letter and (vi) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(d)     Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws.

(e)     Each Benefit Plan intended to qualify under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(f)     There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor is there any basis for any such claim, suit or proceeding.

(g)     Each Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder (“HIPAA”). Each Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. The operation of each Benefit Plan will not result in the incurrence of any penalty to the Company, any ERISA Affiliate, Buyer or any of their respective affiliates, pursuant to the Healthcare Reform Law.

(h)     No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and none of the Company, the Seller, any of the Seller’s subsidiaries or any ERISA Affiliate has made a written or oral representation promising the same to any current or former employee, director, officer or independent contractor (or any beneficiary or dependent thereof) of the Company.

(i)     Except as set forth on Schedule 4.17.2 of the Disclosure Schedules, the execution of, and performance of the transactions contemplated by, this Agreement will not, either alone or in connection with any other event(s), under any Benefit Plan or otherwise, result in any payment (whether as severance pay or otherwise), acceleration or vesting of, or any increase in, compensation or benefits payable to any former or current employee, officer, director or independent contractor of the Company. No payment which is or may be made by, from or with respect to any Benefit Plan or otherwise, in connection with the transactions contemplated by this Agreement, either alone or in conjunction with any other payment, event or occurrence, could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.

4.18.      Taxes.

(a)     Except as set forth on Schedule 4.18.1 of the Disclosure Schedules, the Company has filed or had filed on its behalf all Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete in all material respects. The Company has paid (or had paid on its behalf) all Taxes required to be paid whether or not shown to be due on any such Tax Returns. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. For purposes of this Agreement, “Taxes” means (i) all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, escheat, unclaimed property, sales, use, transfer, withholding, employment and franchise taxes, alternative or add-on minimum, estimated or other tax of any kind imposed by the United States or any federal, state, provincial, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, (ii) any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise. For purposes of this Agreement, “Taxing Authority” means a Governmental Authority responsible for the imposition of Taxes and “Tax Returns” means all reports, returns, declarations, statements, elections, forms or other information filed or required to be filed with a Taxing Authority.

(b)     No examination or audit of any Tax Return of the Company (or of any consolidated, combined or unitary group for a period for which the activities of the Company were included on the Tax Return of such group) by any Governmental Authority is currently in progress or has been threatened in writing. The Company has not been notified in writing by any Governmental Authority that the Company may be required to pay Taxes or file Tax Returns in a jurisdiction where the Company has not paid Taxes or filed a Tax Return (or filed as part of a consolidated, combined or unitary group). The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was the Seller.

(c)     The Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Company pursuant to this Agreement.

(d)     The Company is not subject to (i) any agreement extending the period for assessment or collection of any Taxes, which agreement is still in effect, (ii) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iii) a Tax ruling that would have continuing effect after the Closing Date.

(e)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or prior to the Closing Date, (ii) installment or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany transaction between the Company and any other member of any consolidated, combined, affiliated, unitary or aggregate group of which the Company was a member.

(f)     The Company has withheld and paid all Taxes that it was required to withhold and pay, and has timely filed all information returns or reports, including Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

(g)     Except as set forth on Schedule 4.18.2 of the Disclosure Schedules, the Company has properly and timely imposed, collected and paid all sales or similar Taxes with respect to any product sold or service sold by the Company and obtained all certificates establishing any claimed exemption from such Taxes, as required under the applicable laws of any Taxing Authority.

(h)     The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

(i)     The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(j)     No withholding for any Taxes is required with respect to the consideration payable pursuant to this Agreement and the transactions contemplated hereunder.

(k)     The Company has not been a participant in or material advisor (within the meaning of Section 6112 of the Code) to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

4.19.      Consents. Except as set forth on Schedule 4.19 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by the Company or the Seller in connection with the execution, delivery, and performance by the Company or the Seller of this Agreement, or any Ancillary Agreement to which the Company or the Seller is a party or the taking by the Company of any other action contemplated hereby or thereby or the continuation after the Closing of the business of the Company as conducted prior to the Closing.

4.20.      Employee Relations.

(a)     The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement or relationship, (ii) and has not been for the past three (3) years, a party to, involved in or, to the knowledge of the Seller or the Company, threatened by, any unfair labor practice charge or complaint, union election petition, demand for recognition, labor arbitration, grievance, or material labor dispute or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced and has not been threatened by any strike, lockout, work stoppage, or slowdown during the last three (3) years. To the knowledge of the Seller or the Company, no union, other labor organization, or similar entity is engaged in any organizing activity with respect to any employee of the Company and no such organizing activity is threatened.

(b)     The Company has been and is in compliance in all material respects with all applicable laws respecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination and immigration control, and the Company has not been nor is it engaged in any unfair labor practice. With respect to each individual who renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under any and all applicable laws and regulations, and for each individual classified as an employee the Company has accurately classified him or her as exempt or nonexempt under any and all applicable laws and regulations. Except as disclosed on Schedule 4.20 of the Disclosure Schedules and except for any non-compliance or practices arising in the ordinary course which are immaterial, there are no outstanding claims against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company, including on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and to the knowledge of the Seller there are no such claims which have not been asserted. No Person (including any governmental body) has asserted or, to the knowledge of the Seller, threatened any claims against the Company under or arising out of any statute, ordinance ,order, rule or regulation relating to discrimination, retaliation, or occupational safety in employment or employment practices.

(c)     The Company and each ERISA Affiliate have properly classified for all purposes (including for all tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all individuals performing services for the Company as common law employees, independent contractors or agents, as applicable.

4.21.      Transactions with Related Parties. Except as described in Schedule 4.21.1 of the Disclosure Schedules, since January 1, 2012, neither the Seller nor any director, officer or employee of the Company, or any Person under the control of an affiliate or associate of any such Person, has or has had:

(a)     any contractual or other claims, express or implied, of any kind whatsoever against the Company, including with respect to any services provided to the Company by the Seller or any of its affiliates, including but not limited to accounting, financial or information technology services or Benefit Plans shared with the Seller;

(b)     other than the Seller’s ownership of shares of Common Stock, any interest in any property or assets used by the Company;

(c)     any direct or indirect ownership or other interest in any competitor of the Company; or

(d)     engaged in any other transaction with the Company.

Except as described in Schedule 4.21.2 of the Disclosure Schedules, neither the Seller nor any Person under the control of the Seller or other affiliate of the Seller, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

4.22.      Insurance.

(a)     The Company maintains, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damages of the kinds customarily insured against by companies of similar size and established reputation engaged in the same or similar businesses as the Company, in such amounts that are commercially reasonable and customarily carried under similar circumstances by other companies.

(b)     Schedule 4.22.1 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering its properties or assets and true and correct copies of all such policies and contracts have been made available to Buyer. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice with respect to or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 4.22.2 of the Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis, (ii) there are no outstanding claims under such policies, (iii) there are no premiums or claims due under such policies which remain unpaid and (iv) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received.

4.23.      Brokers. Neither the Seller nor the Company has retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and no Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

4.24.      Compensation Arrangements; Officers and Directors. Schedule 4.24.1 of the Disclosure Schedules sets forth (a) the names, titles, exempt/nonexempt status, current annual salary (or base compensation rate) and any bonus, if applicable, of all present directors, officers and employees of the Company, together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company, during the year ended December 31, 2014 and (b) the names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrators of each Benefit Plan maintained by the Company.

4.25.      Relationship with Significant Customers and Significant Suppliers.

(a)     Except as disclosed on Schedule 4.25.1 of the Disclosure Schedules, since December 31, 2012, neither the Company nor the Seller has received any written or oral communication or notice from any Significant Customer (as defined below) stating that, or otherwise has knowledge that, such Significant Customer (i) has ceased, or will cease, to use the products or services of the Company, (ii) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (iii) will otherwise materially and adversely modify its business relationship with the Company. “Significant Customer” shall mean the top twenty (20) customers, distributors or end users of the products or services of the Company, or group of affiliated customers, to whom the Company has made direct or indirect sales during the year ended December 31, 2014.

(b)     Except as disclosed on Schedule 4.25.2 of the Disclosure Schedules, since December 31, 2012, neither the Company nor the Seller has received any written or oral communication or notice from any significant supplier stating that, or otherwise has knowledge that, such significant supplier (i) has ceased, or will cease, to offer or sell its products or services to the Company, (ii) has substantially reduced, or will substantially reduce, the offering or sale of such products or services at any time, (iii) has increased, will increase or has threatened to materially increase the prices it charges the Company (or its agents or contractors) for its products or services or (iv) will otherwise materially and adversely modify its business relationship with the Company. Except as disclosed on Schedule 4.25.2 of the Disclosure Schedules, alternative sources of supply, on similar terms and conditions, exist as of the date of this Agreement for all material goods or services purchased by or supplied to the Company.

4.26.      Government Contracts.

(a)     Schedule 4.26.1 of the Disclosure Schedules sets forth a true and complete list of (i) all Government Contracts held by the Company and (ii) each unexpired bid or proposal made to any Governmental Authority for which an award has not been issued, which, if accepted or awarded in whole or in part, would lead to a Government Contract (a “Government Bid”). For the purposes of this Agreement, “Government Contract” means any prime contract, subcontract, grant, cooperative agreement, base ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. The Company has delivered or made available to Buyer true, correct and complete copies of all Government Contracts and Government Bids, together with all amendments thereto, set forth on Schedule 4.26.1 of the Disclosure Schedules.

(b)     Except as set forth on Schedule 4.26.2 of the Disclosure Schedules, with respect to each Government Contract and Government Bid: (i) such Government Contract or Government Bid is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company; (ii) the Company has complied in all material respects with the terms and conditions of such Government Contract or Government Bid and the requirements of all applicable laws (including the Federal Acquisition Regulation (“FAR”), any Governmental Authority and/or military department supplements, and, where applicable, the Cost Accounting Standards disclosure statement requirement); (iii) no Governmental Authority, prime contractor, subcontractor or other Person has notified the Company that the Company has breached or violated any applicable Law pertaining to such Government Contract or Government Bid; (iv) no written, or, to the knowledge of the Seller or the Company, oral, termination for convenience, termination for default, cure notice or show cause notice pertaining to such Government Contract or Government Bid is in effect or has been threatened; and (v) no cost incurred or invoice rendered by the Company pertaining to such Government Contract or Government Bid has been disallowed.

(c)     Except as set forth on Schedule 4.26.3 of the Disclosure Schedules, neither the Company nor its personnel has been the subject of any debarment or suspension proceeding (or equivalent proceeding) and none of its personnel has been debarred or suspended from doing business with any Governmental Authority.

4.27.      Products.

(a)     Except as disclosed on Schedule 4.27.1 of the Disclosure Schedules, there are no pending or, to the knowledge of the Seller or the Company threatened, and there have not been in the last five (5) years any: (i) liabilities or claims against the Company, fixed or contingent, asserted or, to the knowledge of the Seller or the Company, unasserted, with respect to any product liability or any similar claim that relates to any product or equipment sold, leased or manufactured by the Company (a “Product”) on or prior to the Closing Date or (ii) liabilities or claims against the Company, fixed or contingent, asserted or, to the knowledge of the Seller or the Company, unasserted, with respect to any claim for the breach of any express or implied product warranty, claim of product defect or malfunction or any other similar claim with respect to any product or equipment that relates to any Product on or prior to the Closing Date, in each such case other than standard warranty obligations (to replace, repair or refund) in the ordinary course of the conduct of the business of the Company, none of which involves a claim for money, property or services in excess of $10,000 individually or $50,000 in the aggregate.

(b)     No Products are subject to any guaranty, warranty or other indemnity beyond the applicable standard published warranties and standard terms and conditions of sale or lease. Schedule 4.27.2 of the Disclosure Schedules sets forth correct and complete copies of the standard published warranties and standard terms and conditions of sale or lease of the Company (containing applicable guaranty, warranty and indemnity provisions). The Company has not modified or expanded its warranty obligations to any customer beyond that set forth in such standard warranties and terms and conditions of sale. The Products conform and comply with the terms and requirements of any applicable guaranty, warranty or other indemnity and with all applicable laws. No Products have been or are the subject of a recall.

(c)     Except as disclosed on Schedule 4.27.3 of the Disclosure Schedules, there are no design, manufacturing, warning or other defects, latent or otherwise, with respect to any Products.

(d)     All claims made by the Seller or the Company with respect to the Products in its marketing and other promotional materials (including the materials posted on the Company’s website) are true and correct in all material respects, including but not limited to (i) the Global Harmonization System classifications for the Products on the Company’s published Safety Data Sheets, (ii) the claim that the Company’s filter pads can be disposed of as municipal waste, as opposed to hazardous waste and (iii) the statement in the Seller’s 2013 annual report that the Company received approval by the Environmental Protection Agency (“EPA”) for its OzzyJuice degreasing fluid under the EPA Design for Environment program.

4.28.      Illegal Payments, Etc. Neither the Company, nor the Seller nor any director, officer, employee, agent or affiliate of the Company nor any other Person acting on behalf of the Company has, in connection with the operation of the business of the Company, (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws.

Neither the Company, nor the Seller nor any director, officer, employee, distributor, agent or affiliate of the Company nor any other Person acting on behalf of the Company has, directly or indirectly, at any time during the last five (5) years given or agreed to give any gift, “kickback” or similar benefit or thing of value to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company’s business (or assist the Company in connection with any actual or proposed transaction), including inducing the referral of business or payment from any person, that might violate any applicable laws or subject the Company to any material damage or penalty in any civil litigation or proceeding or any damage or penalty in any criminal or governmental litigation or proceeding.

4.29.      Bank Accounts. The name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto are set forth on Schedule 4.29 of the Disclosure Schedules.

4.30      No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement (as modified by the Disclosure Schedules as delivered on the date hereof) or in any Ancillary Agreement, neither the Seller nor any other person acting on its behalf makes or has made any other express or implied representation or warranty on behalf of the Seller with respect to the Company’s Common Stock or the Company’s business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, or results of operation in any other respect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

5.1.      Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

5.2.      Corporate Power and Authority. The execution, delivery and performance by Buyer of this Agreement, and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be, duly and validly executed and delivered by Buyer and constitutes, or will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3.      No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which Buyer is subject, (ii) violate any order, judgment, or decree applicable to Buyer, (iii) violate any provision of the articles of incorporation, bylaws or other corporate governance documents of Buyer or (iv) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the cancellation, termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which it may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

5.4.      Consents. Except as set forth on Schedule 5.4 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

5.5.      Brokers. Except as set forth on Schedule 5.5, Buyer has retained no broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

5.6.      Purchase for Investment. Buyer is purchasing the securities being purchased by it pursuant to Section 1.1 hereof for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws.

5.7      Non-Reliance. Buyer represents, warrants, acknowledges and agrees that (a) the Seller’s representations and warranties expressly set forth in this Agreement, as qualified by the disclosures in the Disclosure Schedules, or in any Ancillary Agreement, are the only representations and warranties that Buyer has relied upon, (b) neither the Seller nor any of the Seller’s affiliates nor any officer, director, employee, agent or other representative of any of them has made any other representation or warranty, express or implied, as to any other aspect of the Company as to the accuracy or completeness of any memoranda, projections, summaries or other information whatsoever relating to the Company or that has been made available to Buyer or any of Buyer’s affiliates or any officer, director, owner, employee, agent or representative of any of them, and (c) Buyer has made its own investigation of the Common Stock and made its own decision to purchase the Common Stock and otherwise execute, deliver, and perform this Agreement.

ARTICLE VI
COVENANTS

6.1.      Ongoing Management of the Company. Except as contemplated by this Agreement or otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the Closing, the Company shall (i) continue to operate the business in the ordinary course consistent with past practices, (ii) maintain its corporate existence, pay and discharge all debts, liabilities and obligations as they become due, and (iii) use commercially reasonable efforts to preserve intact the Company’s present business organization and maintain its relations and goodwill with the suppliers, customers, employees and others having a business relationship with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and continuing until the Closing, the Company will not:

(a)     amend its articles of incorporation or bylaws;

(b)     issue, sell, grant, award, pledge or dispose of any shares of its capital stock or other equity interests, any options, warrants or rights of any kind to acquire any shares of its capital stock or other equity interests or any security that is convertible into or exchangeable for any shares of its capital stock or other equity interests, except in the ordinary course of business;

(c)     split, combine or reclassify any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of its capital stock or other equity interests;

(d)     pay, declare or set aside any dividend or other distribution or payment on or in respect of capital stock of the Company;

(e)     fail to pay or discharge when due any undisputed liability or obligation of the Company;

(f)     enter into any agreement, commitment or transaction other than in the ordinary course of business, or which is material to the business, operations or financial condition of the Company, whether or not in the ordinary course of business;

(g)     (i) pay any extraordinary (except pursuant to existing agreements) wages, salaries or compensation, or grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its directors, officers or employees, including, without limitation, any increase or change pursuant to any Benefit Plan, or (ii) establish or increase or promise to increase any benefits under any Benefit Plan, in either case, except as required by law or otherwise involving ordinary increases consistent with the past practice of the Company;

(h)     enter into any agreement, arrangement, or transaction with any of its directors, officers or employees (or with any relative, beneficiary, spouse or affiliate of such Persons) other than in the ordinary course of business;

(i)     Pay, cancel, incur, waive, settle, discharge or satisfy any Debt, claim, action, liability or other obligation (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

(j)     subject any of its material assets or properties to any Encumbrances (other than Permitted Encumbrances);

(k)     sell any of its assets or properties other than inventory in the ordinary course of business, or purchase an equity interest in, or any portion of the assets of, or merge with or into or enter into any business combination involving, any other company or entity;

(l)     make capital expenditures or investments (or commitments therefor) in amounts in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, other than in the ordinary course of business;

(m)     cancel, settle or waive any claims or rights with a value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(n)     materially change its accounting, billing or cash management practices (including with respect to the timing and frequency of collection of receivables and paying of payables);

(o)     enter into any material non-standard license for any Intellectual Property Rights owned by the Company;

(p)     file (other than in the ordinary course and consistent with past practice) or amend any Tax Return;

(q)     adopt or amend any method of accounting for Tax purposes except as required by law;

(r)     make or revoke any Tax election;

(s)     settle any Tax audit, examination or other Tax action or controversy that would have effect in computing Taxes of the Company for a taxable period or portion thereof beginning after the Closing Date; or

(t)     agree, whether in writing or otherwise, to do any of the foregoing

6.2.      Access to Information; Retention of Company Information.

(a)     From the date hereof to the Closing Date, the Seller and the Company shall afford Buyer and its counsel, accountants and other representatives reasonable access during regular business hours, upon reasonable prior written notice, to the employees, properties, contracts, books and records of the Company, and cause its officers and advisors to furnish Buyer with such financial, operating and other information regarding the Company’s business, agreements, commitments, liabilities, personnel and properties as Buyer may reasonably request.

(b)     Following the Closing Date, each party hereto shall retain any records or information in its possession related to Taxes and financial reporting of the Company until the expiration of the applicable statute of limitations, and shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, Tax Returns and records, contracts and other information as the Seller may reasonably request, in order that the Seller may prepare its Tax Returns and other documents and reports required to be filed with any Governmental Authorities and their financial statements or in connection with any claim against, investigations by any Governmental Authority of, or in connection with any Tax examination of, the Seller or the Company for which the Seller may have liability (including under this Agreement). The party requesting such access pursuant to this Section 6.2 shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing such books and records or other information.

6.3.      Cooperation. Buyer and the Seller shall use their respective commercially reasonable efforts, and shall cooperate with each other, to secure any necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required of them in order to effect the transactions contemplated hereby, and Buyer, the Seller and the Company shall use their respective commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement to be satisfied.

6.4.      Exclusivity. From and after the date hereof until the Closing or the earlier termination of this Agreement, the Seller and the Company and their respective affiliates shall not, without the prior written consent of Buyer, directly or indirectly, (x) solicit, encourage or initiate any contact concerning the submission of any inquiry, proposal or offer from any entity or person (other than Buyer) or (y) participate in any discussions or negotiations or enter into any agreement with, or provide any additional non-public information to, any entity or person (other than Buyer), in each case relating to any of the following: (i) a merger or consolidation with or into, (ii) an acquisition, liquidation, business combination or dissolution of or purchase of any material assets of (or any material portion of the assets of), or any equity interest (or right to acquire any equity interest) in, or (iii) any similar transaction, involving the Company. The Seller will immediately notify Buyer if any such inquiries, proposals or requests for information are received by, or any such negotiations or discussions are sought to be initiated with it or any of the other persons or entities referred to above. The Seller also confirms that, from and after the date hereof until the Closing or the earlier termination of this Agreement, the Seller will cease, and will direct its and the Company’s affiliates, directors, officers, employees, representatives and agents to cease, all discussions with any third parties (other than Buyer) regarding any of the matters covered by this Section 6.4. The Seller acknowledges and agrees, for itself and each of the persons and entities referred to above, that any remedy at law for breach of the covenants of this Section 6.4 would be inadequate, and in addition to any other relief which may be available, Buyer will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without regard to the adequacy of any remedy at law.

6.5.      Resignations. The Seller will cause to be delivered to the Company written resignations of any director or officer of the Company as to which such resignation has been requested by Buyer, effective as of the Closing Date.

6.6.      Confidentiality.

(a)     From and after the Closing, the Seller shall, and shall cause its employees, affiliates and representatives to, keep confidential and not disclose to any other Person or use for his own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the Company or its business and operations (“Confidential Information”) in his possession or control. The obligations of the Seller under this Section 6.6 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.6 or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, that, in any such case, the Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow the Company or Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

(b)     From and after the Closing, except as permitted by Section 11.9 hereof, the Seller shall, and shall cause its affiliates and its representatives to, keep confidential and not disclose to any other Person any of the terms of this Agreement or any Ancillary Agreement, except as required by applicable law or in connection with the enforcement by the Seller of its rights hereunder or the filing of applicable Tax Returns.

6.7.      Non-Compete.

(a)     During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), the Seller covenants and agrees not to, and shall cause its affiliates not to, directly or indirectly anywhere in the world the Company currently conducts its business, conduct, manage, operate, engage in or have an ownership interest in any business or enterprise that (i) designs, manufactures or markets parts cleaning systems or (ii) is engaged in any other activities that are otherwise competitive with the business of the Company as conducted or proposed to be conducted as of the Closing Date (collectively, the “Business”).

(b)     During the Non-Compete Period, the Seller shall not, and shall cause its affiliates to not, directly or indirectly, call-on, solicit or induce, or attempt to call-on, solicit or induce, any customer or other business relation of the Company for the provision of products or services related to the Business or in any other manner that would otherwise interfere with the business relationship between the Company or Buyer and their respective customers and other business relations.

(c)     During the Non-Compete Period, the Seller shall not, and shall cause its affiliates to not, directly or indirectly, call-on, solicit or induce, or attempt to call-on, solicit or induce, any employee or independent contractor of the Company or Buyer to leave the employ of, or terminate its relationship with, the Company or Buyer for any reason whatsoever, nor shall the Seller offer or provide employment (whether such employment is for the Seller or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or within six (6) months immediately prior thereto was, an employee or independent contractor of the Company or Buyer.

(d)     The Seller acknowledges and agrees that the provisions of this Section 6.7 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Company. The Seller shall not contest that Buyer’s and the Company’s remedies at law for any breach or threat of breach by the Seller or any of its affiliates of the provisions of this Section 6.7 will be inadequate, and that Buyer and the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.7 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer or the Company may be entitled at law or equity, as well as the costs and reasonable attorneys’ fees incurred by Buyer or the Company in enforcing their rights under this Section 6.7. The restrictive covenants contained in this Section 6.7 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Seller may allege against Buyer under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)     If any of the provisions contained in this Section 6.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(f)     The Seller and Buyer agree and intend that the Seller’s obligations under this Section 6.7 be tolled during any period that the Seller is in breach of any of the obligations under this Section 6.7, so that Buyer and the Company are provided with the full benefit of the restrictive periods set forth herein.

6.8.      Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the request of the Seller, execute and deliver any further instruments or documents and take all such further action as the Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. At any time or from time to time after the Closing, the Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

6.9.      Termination of Contracts. The Company shall terminate, and obtain any consents or releases required to terminate, as of Closing, the agreements listed on Schedule 4.21 or Schedule 6.9 of the Disclosure Schedules without any liability to Buyer or the Company from and after the Closing.

6.10.      D&O Insurance. The Seller shall maintain in place for the six-year period following the Closing Date its present directors and officers liability insurance policy (the “Existing D&O Policy”) for the benefit of the Company’s directors and officers (the “Company Indemnified Parties”). The Seller shall promptly notify Buyer in writing of each claim for which payment is made under such Existing D&O Policy during such six-year period.

6.11.      Release of Encumbrances. On or prior to the Closing, the Seller shall deliver to Buyer, on behalf of the Company, such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of the Company that are not Permitted Encumbrances.

6.12.      Notification of Events.

(a)     During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, the Seller shall promptly notify Buyer in writing if the Seller becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the representations or warranties of the Seller had any such representation or warranty been made as of the time of the Seller’s discovery of such event, fact or condition and (ii) any failure on the Seller’s or the Company’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller or the Company hereunder. It is expressly understood that any such notification shall not be deemed to update, amend or modify the Disclosure Schedules delivered on the date of this Agreement without the prior written consent of Buyer.

(b)     During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify the Seller in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the representations or warranties of Buyer had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any failure on Buyer’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder.

ARTICLE VII
TAX MATTERS

7.1.      Preparation and Filing of Tax Returns; Payment of Taxes.

(a)     The Seller shall be responsible for the preparation and timely filing of all Tax Returns of the Seller for all periods (including the consolidated, unitary, and combined Tax Returns of the Seller which include the Company for any taxable period ending on or before the Closing Date (the “Pre-Closing Tax Period”)) and for all Tax Returns of the Company required to be filed on or before the Closing Date. The Seller shall make or cause to be timely made all payments required with respect to any Tax Returns described in the previous sentence and shall be responsible for the payment of all Taxes attributable to the Pre-Closing Tax Period and the portion of any Straddle Period that ends on the end of the day on the Closing Date (determined taking Section 7.2 into effect), including any Taxes from the Section 338(h)(10) Election, whether or not shown on a Tax Return, and shall indemnify Buyer for all Taxes of the Company attributable to such periods (“Pre-Closing Taxes”).

(b)     Buyer shall be responsible for the preparation and filing of all other Tax Returns of the Company. The Seller shall be responsible for Pre-Closing Taxes and shall promptly reimburse Buyer for the amount of any such Taxes paid by Buyer in connection with the filing of such Tax Returns. Buyer shall promptly reimburse the Seller for the amount of any Taxes paid by the Seller with respect to Tax Returns covered by this Section 7.1(b) to the extent Taxes are attributable (as determined under Section 7.2 hereof) to periods following the Closing Date.

(c)     Any Tax Return including the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, provided, that such preparation is in compliance with all existing laws and regulations and is not inconsistent with the requirements to make the Section 338(h)(10) Election. With respect to Tax Returns governed by Section 7.1(a), the Seller shall provide Buyer with a copy of a proposed Tax Return (or such portions of a Tax Return that relate to the Company) and such additional information regarding such Tax Return as may reasonably be requested by Seller at least twenty (20) days prior to the filing of such Tax Return. Seller shall make any changes on such Tax Returns with respect to the period ending on the Closing Date that are reasonably requested by Buyer no later than ten (10) days prior to the required filing date for any applicable Tax Return. With respect to Tax Returns governed by Section 7.1(b), Buyer shall provide the Seller with a copy of a proposed Tax Return and such additional information regarding such Tax Return as may reasonably be requested by the Seller at least twenty (20) days prior to the filing of such Tax Return. Buyer shall make any changes on such Tax Returns with respect to the period ending on the Closing Date that are reasonably requested by Seller no later than ten (10) days prior to the required filing date for any applicable Tax Return.

(d)     The Seller shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

7.2.      Allocation of Certain Taxes.

(a)     Buyer and the Seller agree that if the Seller or the Company is permitted but not required under applicable foreign, state, provincial or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and the Seller shall treat such day as the last day of a taxable period.

(b)     Any Taxes for a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to the Company shall be apportioned for purposes of Section 7.1 between the Seller and Buyer based on (i) the number of days up to and including the Closing Date in such taxable period and the number of days after the Closing Date in such taxable period or (ii) the actual results of operations of the Company (where the Tax is imposed based upon profits, income, gross receipts, payments or other measure not related to number of days), during the portion of such taxable period ending on the Closing Date and the portion of such taxable period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.1 and 7.3, each portion of such taxable period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

7.3.      Refunds and Carrybacks.

(a)     The Seller shall be entitled to any Tax refunds or Tax credits in lieu of Tax refunds of the Company attributable to taxable periods ending (or deemed pursuant to Section 7.2(b) to end) on or before the Closing Date including any interest paid thereon, but net of any applicable costs or expenses, including Taxes.

(b)     Buyer and/or its affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or Tax credits in lieu of Tax refunds of the Company attributable to taxable periods beginning (or deemed pursuant to Section 7.2(b) to begin) after the Closing Date.

7.4.      Cooperation on Tax Matters; Tax Audits.

(a)     Buyer and the Seller and their respective affiliates shall cooperate in the preparation of all Tax Returns, including with respect to the Section 338(h)(10) Election and any other forms filed with such election, for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney, if reasonably necessary, for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Taxing Authority which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess. Buyer and the Seller and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)     The Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for the Pre-Closing Tax Period with respect to the Company if such Taxes would be borne directly by the Seller or would be subject to full indemnification hereunder (“Tax Audit”), provided, that the Seller shall promptly resolve any Tax Audit related to the Company. Buyer shall be entitled to participate in any such Tax Audit and the Seller shall not settle any such Tax Audit without Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall have the right to control any other tax audit or examination, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company; provided, that, with respect to (i) any state, local or foreign Taxes for any Straddle Period and (ii) any item the adjustment of which may cause the Seller to become obligated to make any payment pursuant to Section 7.1(a) hereof, Buyer shall consult with the Seller with respect to the resolution of any issue that would affect the Seller.

7.5.      FIRPTA. Prior to the Closing, the Seller shall deliver to Buyer a duly and properly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b), stating that the Seller is not a “Foreign Person” as defined in Section 1445 of the Code; provided, that if the Seller does not comply with this Section 7.5, Buyer shall be entitled to deduct and withhold amounts from any payments made pursuant to this Agreement in accordance with Section 1445 of the Code.

7.6.      Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated on or prior to the Closing Date and, after the Closing Date, Buyer and its affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of Pre-Closing Tax Periods.

7.7.      Filing Standard. Notwithstanding anything to the contrary in this Article VII, no position shall be taken relating to material Income Taxes in a Tax Return to be filed pursuant to this Article VII unless it satisfies the “more likely than not” standard under Code Section 6662 or a similar provision of other law. For the avoidance of doubt, this Section 7.7 shall not be deemed to require the Company to amend any previously filed Tax Return for any taxable period (or portion thereof) that ends on or prior to the Closing Date. In the event of a dispute between Buyer and the Seller requiring application of the foregoing “more likely than not” standard, such dispute shall be resolved as to each disputed item by the Arbiter.

7.8.      Survival of Obligations. The obligations of the parties set forth in this Section 7 shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1.      Conditions to Obligations of the Parties. The obligations of the parties hereto to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing, at or prior to the Closing Date, of the condition that no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, that each of Buyer, the Seller and the Company shall have used reasonable efforts to prevent the entry of any such injunction.

8.2.      Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Buyer) of the conditions set forth below:

(a)     Representations and Warranties. (i) The representations and warranties of the Seller set forth in this Agreement which are Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing, (ii) the representations and warranties of the Seller set forth in this Agreement which are not Fundamental Representations and which are qualified by a materiality or Material Adverse Effect qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (iii) the representations and warranties of the Seller set forth in this Agreement which are not Fundamental Representations and which are not qualified by a materiality or Material Adverse Effect qualification shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, that, with respect to clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b)     Covenants. The Seller and the Company shall have complied in all material respects with the agreements, covenants, undertakings and obligations set forth herein to be complied with by the Seller and the Company prior to the Closing Date.

(c)     Certificate. The Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, and signed by an appropriate representative of the Company, stating that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

(d)     Government Approvals. All authorizations, consents, orders or approvals from any Governmental Authority which are necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

(e)     Closing Deliverables. The Seller shall have delivered or caused to be delivered to Buyer the deliverables set forth in Section 2.2(b) of this Agreement.

(f)     No Material Adverse Change. Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

8.3.      Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by the Seller) of the conditions set forth below:

(a)     Representations and Warranties. (i) The representations and warranties of Buyer set forth in Sections 5.1 and 5.2 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Buyer set forth in this Agreement, other than those set forth in Sections 5.1 and 5.2 hereof, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b)     Covenants. Buyer shall have complied in all material respects with the agreements, covenants, undertakings and obligations set forth herein to be complied with by Buyer prior to the Closing Date.

(c)     Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, and signed by an appropriate representative of Buyer, stating that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

(d)     Closing Deliverables. Buyer shall have delivered or caused to be delivered to the Seller the deliverables set forth in Section 2.2(a) of this Agreement.

(e)     Government Approvals. All authorizations, consents, orders or approvals from any Governmental Authority which are necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

ARTICLE IX
TERMINATION

9.1.      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date;

(a)     By mutual written consent of Buyer and the Seller;

(b)     by either Buyer or the Seller, if the Closing has not occurred on or before March 31, 2015; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has failed to comply with its obligations hereunder in any manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c)     by either Buyer or the Seller if consummation of the Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party that has failed to comply with its obligations hereunder in any manner that shall have proximately contributed to the issuance of such nonappealable final order, decree or judgment;

(d)     by Buyer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of the Seller contained in this Agreement or (ii) the Seller has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 8.2(a) or (b) and (B) cannot be or has not been cured by the date which is fifteen (15) days after Buyer notifies the Seller of such breach, inaccuracy or violation; or

(e)     by the Seller if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or (ii) Buyer has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 8.3(a) or (b) and (B) cannot be or has not been cured by the date which is fifteen (15) days after the Seller notifies Buyer of such breach, accuracy or violation.

9.2.      Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, that no such termination shall relieve any party hereto from liability for any willful and material breach of this Agreement prior to such termination. The provisions of this Section 9.2 and Article XI shall survive any termination hereof pursuant to Section 9.1 hereof.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

10.1.      Survival. The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until eighteen (18) months after the Closing Date (the “Survival Period”) and no action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a)     claims for misrepresentations and breach of warranties relating to Section 4.17 hereof (relating to employee benefit matters) and Section 4.18 hereof (relating to Tax matters), which may be asserted until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof);

(b)     claims for misrepresentations and breach of warranties relating to Section 4.16 hereof (relating to environmental matters) and Section 4.8(b) hereof (relating to sufficiency of assets), which may be asserted until the third (3rd) anniversary of the Closing Date;

(c)     claims for misrepresentations and breach of warranties relating to Sections 4.1 and 5.1 hereof (relating to organization), Sections 3.1, 4.2 and 5.2 hereof (relating to authority), Sections 3.3 and 4.4 hereof (relating to capitalization and ownership), Section 4.5 (relating to subsidiaries), Section 4.8(a) hereof (relating to ownership of assets), Section 4.23 (relating to brokers) or claims relating to breaches of covenants, all of which may be asserted without limitation indefinitely; and

(d)     any claims which have been asserted and which are the subject of a written notice from the Seller to Buyer or from Buyer to the Seller, as may be applicable, prior to the expiration of the applicable Survival Period.

10.2.      Indemnification.

(a)     The Seller shall indemnify and defend Buyer, the Company, and each of their respective directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)     any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by the Seller or the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(ii)     any breach of any covenant made by the Seller in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement, which covenant of the Company required performance prior to or at the Closing;

(iii)     any and all Final Debt, solely to the extent not actually paid by or on behalf of the Company on or prior to the Closing Date or otherwise deducted from the Aggregate Purchase Price;

(iv)     any Pre-Closing Taxes, pursuant to the terms of Article VII;

(v)     the matters set forth on Schedule 10.2 of the Disclosure Schedules; and

(vi)     the enforcement by Buyer or the Company of its indemnification rights related to breaches of items under this Agreement.

(b)     Buyer and the Company shall jointly and severally indemnify the Seller and shall hold the Seller harmless from and against all Losses that are incurred or suffered by the Seller in connection with or resulting from:

(i)     any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Seller in connection with or as contemplated by this Agreement;

(ii)     any breach of any covenant made by Buyer in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Seller in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished by the Company in connection with or as contemplated by this Agreement, which covenant of the Company requires performance after the Closing; and

(iii)     the enforcement by the Seller of the Seller’s indemnification rights under this Agreement.

(c)     Notwithstanding the foregoing, the following limitations shall apply to indemnification:

(i)     other than as specified in subparagraph (iii) below, the Seller shall not be obligated to provide any such indemnification for Losses pursuant to claims under Section 10.2(a)(i) and Buyer and the Company shall not be obligated to provide any such indemnification for Losses pursuant to claims under Section 10.2(b)(i), unless the aggregate amount that the Seller, Buyer or the Company, as applicable, are entitled to recover in respect of all such claims exceeds Two Hundred Twenty Thousand Dollars ($220,000) (the “Threshold”), in which case the Indemnitor (as defined in Section 10.3 below) will be liable for the amount of such Losses in excess of the Threshold;

(ii)     other than as specified in subparagraph (iii) below, the maximum aggregate obligation of (i) the Seller hereunder for Losses pursuant to claims under Section 10.2(a)(i) and (ii) Buyer and the Company hereunder for Losses pursuant to claims under Section 10.2(b)(i) shall not exceed Eleven Million Dollars ($11,000,000) (the “Maximum”);

(iii)     the Threshold and Maximum shall not apply to Losses arising in respect of claims for misrepresentations and breach of warranties relating to Sections 4.1 and 5.1 hereof (relating to organization), Sections 3.1, 4.2 and 5.2 hereof (relating to authority), Sections 3.3 and 4.4 hereof (relating to capitalization and title), Section 4.5 (relating to subsidiaries), Section 4.8(a) hereof (relating to ownership of assets), Section 4.8(b) hereof (relating to sufficiency of assets), Section 4.10(c) hereof (relating to the New ChemFree Lease), the last sentence of Section 4.13 hereof (relating to the Cintas Agreement and the Rozone Agreement), Section 4.17 hereof (relating to employee benefit matters), Section 4.18 hereof (relating to Taxes) or Section 4.23 (relating to brokers), or claims under Sections 10.2(a)(ii)-(vi) or Sections 10.2(b)(ii-iii) hereof, all of which may be asserted up to the Base Purchase Price.

(d)     The amount of any Losses for which indemnification is provided by the Seller under this Section 10.2 shall be offset by (i) any amounts recovered by Buyer or the Company as a result of indemnification by any third party with respect to such Losses, (ii) any insurance proceeds or other amounts received by Buyer or the Company from a third party with respect to such Losses, and (iii) any tax benefits actually realized by Buyer or its affiliates from the incurrence or payment of such Losses, in each case net of any applicable deductible amounts, including taxes, and any other costs of pursuing such recovery, proceeds or benefits. In computing the amount of any such tax benefits, Buyer and its affiliates shall be deemed to recognize all other items of loss, deduction or credit before recognizing any deduction or loss arising from the incurrence or payment of any indemnified Loss for which indemnification is provided under this Section 10.2. For purposes of this Agreement, Buyer and any of its affiliates shall be deemed to have “actually realized” a net tax benefit if realized in the year of the indemnified Loss and to the extent that, with respect to any taxable period of Buyer or such affiliate ending on or before two years from the Closing Date, the amount of taxes payable by Buyer or such affiliate is reduced below the amount of taxes that Buyer or such affiliate would have been required to pay but for the incurrence or payment of such Losses for which indemnification is provided under this Section 10.2. Buyer shall use commercially reasonable efforts to make any claims for insurance, tax benefits (subject to Section 7.7 hereof), and/or indemnification available from a third party with respect to Losses for which it will seek indemnification hereunder and to pursue such claims in good faith. If any such insurance proceeds or other amounts are received by Buyer after payment by the Seller of any amount otherwise required to be paid to Buyer pursuant to this Section 10.2, Buyer shall repay to the Seller, promptly after receipt of such insurance proceeds or other amounts, the amount that the Seller would not have had to pay pursuant to this Section 10.2 had such insurance proceeds or other amounts been received by Buyer prior to the Seller’s payment under this Section 10.2.

10.3.      Claims and Process.

(a)     A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”) or (b) gains any knowledge that it has sustained any Loss not involving a Third Party Claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article X, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, that failure to notify the Indemnitor shall not relieve the Indemnitor of its indemnity obligation, except to the extent the Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 10.3, the Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that the Indemnitor shall have notified the Indemnitee in writing of its intention to so contest within fifteen (15) days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the Third Party Claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to result in Losses that will exceed the Maximum; (3) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnitor of such Third Party Claim could not reasonably be expected to result in a Loss that would be materially detrimental to or would materially injure the Indemnitee’s reputation, future business prospects or position in any other Third Party Claim; and (5) the Indemnitor shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor (X) if the Indemnitor shall lose its right to contest, defend, litigate and settle the Third Party Claim or (Y) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between Indemnitee and Indemnitor that would make such separate representation advisable. The Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Litigation Conditions are not satisfied and the Indemnitee shall give written notice to the Indemnitor of any objection thereto.

(b)     The Indemnitor, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not enter into any compromise or settlement of, or consent to the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee: (1) enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action, (2) which does not provide for a complete release by such third party of the Indemnitee or (3) requires payment by the Indemnitee of any amount. The Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves injunctive or other non-monetary relief that binds the Indemnitee in any way, and shall have the right to settle any Third Party Claim involving monetary damages with the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent such obligations exist.

(c)     If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 10.3, the Indemnitor shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable; provided, that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 10.3, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed on a monthly basis by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time.

(d)     Notwithstanding anything herein to the contrary, in the event of a Tax Audit, the provisions of Section 7.4(b) of this Agreement shall control.

10.4.      Materiality. For purposes of determining the existence of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

10.5.      Right of Offset. Without limiting any other remedies available at law or in equity, Buyer and the Company shall have the right to set off against any payments due and owing from Buyer or the Company to the Seller to the extent Buyer or the Company has suffered a Loss and made a claim for indemnity against the Seller in this Agreement.

10.6.      Sole Remedy. Subject to Section 10.5, the indemnification provided for in this Agreement shall be the sole remedy of the parties hereto and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby; provided, that this Section 10.6 shall not apply to Losses resulting from willful or intentional misrepresentations or fraud.

10.7.      No Circular Recovery. After the Closing, the Seller shall not make any claim for indemnification against or contribution from Buyer or the Company by reason of the fact that the Seller was a controlling person, director, officer, employee, agent or other representative of the Company, or based on a similar theory that would result in circular recovery, in connection with any claim brought pursuant to this Agreement.

10.8.      Effect of Investigation. The right to indemnification under this Article X shall not be affected by any investigation or audit conducted prior to or after Closing or the knowledge of any party of any breach of a representation or warranty or covenant by any other party at any time. Each party shall have the right, irrespective of any knowledge or investigation, to rely fully on the representations and warranties and covenants of the other parties herein and the Ancillary Agreements.

10.9.      Tax Treatment. Any indemnification payments under this Article X or Article VII shall be treated for Tax purposes as adjustments to the Aggregate Purchase Price to the extent permitted by applicable law. To the extent any such indemnification payments are not permitted by applicable law to be treated as adjustments to the Aggregate Purchase Price for Tax purposes, the Indemnitor shall indemnify and hold harmless the Indemnitee for any Taxes imposed on any such payments (the “Additional Indemnity”), and for any Taxes imposed on any Additional Indemnity payments.

ARTICLE XI
MISCELLANEOUS

11.1.      Interpretive Provisions.

(a)     Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation, (ii) reference to “Company” in the representations and warranties contained in this Agreement refers to ChemFree Corporation and its predecessors, and (iii) any reference to gender includes all genders.

(b)     For purposes of this Agreement, the Company shall be deemed to be an affiliate of the Seller prior to the Closing and an affiliate of Buyer after the Closing.

(c)     The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

11.2.      Entire Agreement. This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitutes the sole understanding and agreement, and supersedes all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.

11.3.      Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, that this Agreement may not be assigned by the Seller without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Seller, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer and (ii) Buyer may, at its election, assign this Agreement in connection with a sale of all or substantially all of the assets of Buyer or the Company (whether by merger, asset sale, equity sale or otherwise).

11.4.      Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.5.      Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

11.6.      Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

11.7.      Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by email, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, when received if delivered by email during business hours, or on the following business day if delivered by email outside of business hours, three (3) days after mailing if mailed, and one (1) business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to the Seller to:

Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30093
Attn: J. Leland Strange
Fax No.: (770) 381 2808

Email: lstrange@intelsys.com

with a copy to:

Ledbetter Wanamaker Glass LLP

1201 Peachtree Street

400 Colony Square, Suite 1501

Atlanta, GA 30361
Attn: Larry D. Ledbetter

Fax No.: (404)835-9450

Email: lledbetter@lwglaw.com

if to Buyer or the Company to:

ChemFree Corporation
c/o CRC Industries, Inc.

885 Louis Drive
Warminster, PA 18974
Attn: Scott Grey – President and CEO

Fax No.: 215-442-6206

Email: sgrey@crcindustries.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq. and
Derick Kauffman, Esq.
Fax No.: (215) 994-2222

Email: carmen.romano@dechert.com and

derick.kauffman@dechert.com

and

Berwind Corporation

3000 Centre Square West
1500 Market Street

Philadelphia, PA 19102

Attention: Saul D. Treiman

Fax No: 215-575-2301

Email: streiman@berwind.com

or at such other address for a party as shall be specified by like notice.

11.8.      Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court for the State of Delaware, United States of America or in the absence of jurisdiction, the courts of the State of Delaware located in Newcastle County, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 11.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

11.9.      Public Announcements. Neither the Seller, the Company nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, in the case of the Seller, or the Seller, in the case of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

11.10.      No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement other than an Indemnitee pursuant to Article X.

11.11.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

ARTICLE XII
CERTAIN DEFINITIONS

12.1.      “ABS Arbitration Award Agreement” means the Settlement, Release and Indemnity Agreement, dated October 14, 1996, between the Company and Advanced Bioremediation Systems, Inc.

12.2.      “affiliate” of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person that would be deemed to be an “affiliate” of such person, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. With respect to any natural person, “affiliates” shall also include such person’s spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse. With respect to any trust, “affiliates” shall also include each of the grantors, trustees and beneficiaries of such trust.

12.3.      “Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

12.4.       “Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based compensation, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement maintained, contributed to or required to be contributed to by the Company, the Seller or any of their respective subsidiaries or any corporation or trade or business (whether or not incorporated) that is treated with the Company as a single employer within the meaning of Section 414 of the Code (any such corporation or trade or business, an “ERISA Affiliate”) for the benefit of any current or former employee, director, officer or independent contractor of the Company, or with respect to which the Company has any liability (contingent or otherwise).

12.5.      “business day” means any day other than a day on which banks in the Commonwealth of Pennsylvania or State of New York are required or authorized to be closed.

12.6.      “Cash” means the cash, cash-equivalents, marketable securities and deposits of the Company less the amount of any issued but uncleared checks and drafts (but only to the extent not included in the calculation of Debt), with all amounts being expressed in United States dollars, with any foreign currencies being expressed in United States dollars at the “spot rate” in effect at the end of the day on the day immediately prior to the Closing Date. In no event will Cash include any asset included within the definition of Working Capital. Cash shall be determined in accordance with GAAP and, to the extent consistent with GAAP, using the same methods, practices and principles used by the Company to prepare its most recent financial statements.

12.7.      “Cintas Agreement” means that Master Supply Agreement, dated June 1, 2007, between Cintas Corporation No. 2 and the Company.

12.8.      “Code” means the Internal Revenue Code of 1986, as amended.

12.9.      “Company Intellectual Property Rights” means all Intellectual Property Rights owned, or purported to be owned, in whole or part, by the Company (including without limitation any Intellectual Property that a third party is currently under an obligation to assign).

12.10.      “Contracts” means all written or oral agreements, contracts or commitments of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof and between the date hereof and the Closing Date: (a) real property leases; (b) labor or employment or other employee-related agreements; (c) joint venture and limited partnership agreements; (d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (e) agreements for the sale of materials, goods or products or performance of services by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding Twenty Five Thousand Dollars ($25,000) in the last eighteen (18) calendar months; (f) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding Twenty Five Thousand Dollars ($25,000) in the last eighteen (18) calendar months; (g) agreements or other instruments (excluding purchase orders entered into in the ordinary course of business consistent with past practice) providing for, or reasonably likely to lead to, payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate amount of Ten Thousand Dollars ($10,000) or more during the twelve (12) month period after the date hereof; (h) agreements restricting in any manner the right of the Company to compete with any other person, restricting the right of the Company to sell to or purchase from any other person, restricting in any manner the right of any other person to compete with the Company, or restricting the right of any other person to sell or purchase from the Company; (i) agreements with any affiliate of the Company; (j) agreements with any Governmental Authority; (k) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (l) custom bonds and standby letters of credit; (m) agreements under which: (i) the Company uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements for which the Company pays less than Five Thousand Dollars ($5,000) in licensing or other fees per software title per annum); (ii) the Company has granted the right to use any of the Company Intellectual Property Rights to a third party (other than non-exclusive licenses granted by the Company (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers); and (iii) any Intellectual Property Right is or has been developed for the Company or by the Company, assigned to the Company by a third party, or assigned by the Company to a third party; (n) agreements, contracts or commitments which cannot be terminated by the Company on notice of thirty (30) days or less and without payment by the Company of less than Ten Thousand Dollars ($10,000) upon such termination, (o) sales agent agreements, (p) distribution and reseller agreements, including but not limited to the Cintas Agreement and the Rozone Agreement, (q) powers of attorney and (r) agreements relating to the acquisition or disposition of any business or division of a business or its assets outside the ordinary course of business, including any securities purchase agreements, asset purchase agreements, merger agreements, business combination agreements and any earn-out or agreement for the deferred payment of purchase price entered into in connection therewith.

12.11.      “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through equity ownership, as trustee or executor, by contract or credit arrangement or otherwise.

12.12.      “Customer Deposit Liabilities” mean all liabilities or obligations of any kind, including requests for refunds from or claims against the Company, with respect to any customer deposits or security fees collected by the Company prior to the Closing.

12.13.      “Debt” means all principal, interest, premiums or other obligations of the Company related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all checks drawn in excess of balances, (d) all indebtedness created or arising under the conditional sale or other title retention agreement with respect to acquired property, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations pursuant to factoring agreements for accounts receivable, (h) all Customer Deposit Liabilities, (i) all Debt of Persons other than the Company of the type referred to in clauses (a) through (h) above that is guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (w) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (z) otherwise to assure a creditor against loss; provided, that such Debt referred to in this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Debt of the type referred to in clauses (a) through (h) above that is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the Company, even though such person has not assumed, become liable for or guaranteed the payment of such Debt, (k) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums, penalties, costs and expenses related to any items of Debt of the type referred to in clauses (a) through (j) above that would be required to be paid to extinguish the Debt at the Closing, (l) the Final ABS Royalty Amount (it being understood that only for purposes of the calculation of (A) Estimated Debt pursuant to Section 1.3(a) and (B) Closing Date Debt pursuant to Section 1.4(a), the Estimated ABS Royalty Amount shall be used instead of the Final ABS Royalty Amount, with any adjustment necessary to the Estimated ABS Royalty Amount calculated in accordance with the terms of Section 1.6) and (m) the Transaction Expenses.

12.14.      “Environmental Laws” means all applicable foreign, federal, state and local laws, rules, regulations, ordinances, the common law, judgments, orders, consent agreements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health or (ii) the presence, Management, labeling, packaging, distribution, marketing, Release or threat of Release of or exposure to Hazardous Substances or (iii) the treatment, storage or disposal of solid waste or wastewater.

12.15.      “Estimated ABS Royalty Amount” means the estimated amount of royalties payable by the Company under the ABS Arbitration Award Agreement that were deducted from the Aggregate Purchase Price on the Closing Date as a component of Estimated Debt.

12.16.      “Existing ChemFree Lease” means that lease agreement, dated June 1, 2004, between the Company and the Seller, as amended to date.

12.17.      “Final Closing Statement” means (x) the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.4(a) or (y) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed to by the Seller and Buyer pursuant to Section 1.4 or, in the absence of such agreement, the Final Closing Statement as prepared by the Arbiter pursuant to Section 1.4.

12.18.      “Final Debt”, “Final Working Capital”, and “Final Cash” means the Closing Date Debt, Closing Working Capital and Closing Cash (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.4(b) or (y) if such a Notice of Disagreement is so delivered, as agreed to by the Seller and Buyer pursuant to Section 1.4 or (z) if such Notice of Disagreement is so delivered and in the absence of such an agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.4.

12.19.      “Fundamental Representations” means the representations and warranties of the Seller set forth in Sections 3.1, 3.3, 4.1, 4.2, 4.4, 4.5, 4.8(b), 4.17, 4.18 and 4.23 of this Agreement.

12.20.      “GAAP” means United States generally accepted accounting principles.

12.21.      “GAAP Consistently Applied” means GAAP (A) using the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, as were used by the Company in preparing the Balance Sheet to the extent consistent with GAAP, (B) not taking into account any changes in circumstances or events occurring after the close of business on the Closing Date, except to the extent such changes provide indications of conditions on the Closing Date and (C) in no event reducing the respective amounts or reserves and accruals for the Company from the amounts included in the Balance Sheet except to reflect (i) cash payments made by the Company subsequent to the date of the Balance Sheet and (ii) changes in circumstances or events occurring between the date of the Balance Sheet and the Closing Date, but only if such changes either definitively resolve or otherwise conclusively establish the amount of the liability exposure with respect to which the reserve in question has been established.

12.22.      “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

12.23.     “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, pollutants or contaminants (including polychlorinated biphenyls, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, medical waste, biohazards and radioactive materials), or any other similar substances, wastes or materials regulated under Environmental Laws.

12.24.      “Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including without limitation all rights pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including without limitation without limitation data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including without limitation without limitation those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including without limitation in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction throughout the world.

12.25.       “knowledge,” “to the knowledge” or “known” and words of similar import mean the actual knowledge, after due inquiry, of J. Leland Strange, Bonnie L. Herron, Francis A. Marks, or Thomas W. McNally and (b) in the case of Buyer, Scott Grey, Nino DiPietro, or Saul D. Treiman.

12.26.      “Losses” means any and all losses, liabilities, damages (including punitive damages), penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from or arising out of any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include punitive damages unless payable to third parties.

12.27.      “Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), products, assets, results of operations or liabilities of the Company; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: any event, change, occurrence, or effect (a) resulting from compliance with the terms and conditions of this Agreement; (b) affecting any of the industries in which the Company operates generally or the United States economy generally which do not have a disproportionate adverse impact on the Company relative to other similarly situated companies in the industry in which the Company operates; (c) that results from changes affecting general economic or financial conditions which do not have a disproportionate adverse impact on the Company relative to other similarly situated companies in the industry in which the Company operates; or (d) resulting from any failure, in and of itself, by the Company to meet any internal projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded when determining whether there has been or shall be a Material Adverse Effect).

12.28.      “New ChemFree Lease” means that lease agreement, substantially in the form attached hereto as Exhibit 2.2(ix), between the Company and ISC Properties, LLC.

12.29.      “Person“ or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

12.30.      “Related Party” means, with respect to any Person, (i) any affiliate of such Person, (ii) any director, manager, officer or the like of such Person or any Person referred to in clause (i) and (iii) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of, and any person (other than a tenant or employee) sharing the household of, such Person or any Person referred to in clause (ii).

12.31.      “Rozone Agreement” means that Smartwasher Distribution Agreement, dated January 1, 2015, between the Company and Rozone Limited.

12.32.      “Target Working Capital” means Two Million Two Hundred Twelve Thousand Dollars ($2,212,000).

12.33.      “Transaction Expenses” means the aggregate amount of all unpaid expenses incurred on or before the Closing and payable by the Company or the Seller, on behalf of the Company, to third parties (including, for the avoidance of doubt, employees of the Company) and incurred in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including: (i) fees and disbursements of attorneys, accountants financial advisors and other advisors and service providers (including any broker, finder or similar fee due or payable to any Person), (ii) any sale bonus, stay bonus, retention bonus, change in control bonus or similar bonus, including any employment, payroll, unemployment and similar Taxes payable with respect thereto, in each case which becomes payable in connection with the consummation of the transactions contemplated by this Agreement and (iii) any severance obligations of the Company to Frank Marks.

12.34.      “Working Capital” means an amount for the Company equal to the book value of the “current assets” of the Company minus the book value of all “current liabilities” of the Company, in each case as such “current assets” and “current liabilities” are (or should be) properly accrued and reflected on the books and records of the Company in accordance with GAAP Consistently Applied, except that (i) all Cash, deferred income Tax assets, income Tax refunds and other income Tax related assets will be excluded from “current assets” and (ii) all Debt, income Tax payables and other income Tax related liabilities of the Company will be excluded from “current liabilities.”

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

CRC Industries, Inc.

By:	/s/ Scott Grey
Name: Scott Grey
Title: CEO

Intelligent systems corporation

By:	/s/ J. Leland Strange
Name: J. Leland Strange
Title: President and CEO